Exhibit 99.1

Newfield Reports Financial and Operating Results for First Quarter 2009

FOR IMMEDIATE RELEASE

Houston – April 22, 2009 – Newfield Exploration Company (NYSE: NFX) today reported its unaudited first quarter 2009 financial and operating results. Newfield will be hosting a conference call at 8:30 a.m. (CDT) on April 23. To participate in the call, dial 719-325-4768 or listen through the website at http://www.newfield.com.

“Our first quarter operating results were solid and we’re off to a great start in 2009, despite the macro-challenges in our industry today,” said President Lee K. Boothby. “Our cost and expenses in the first quarter were within or below our guidance levels, reflecting a continuing reduction in service costs and the diligent efforts of our teams to lower costs and maximize returns throughout the Company. We are confident in our ability to deliver on our 2009 production goals (up 6-10% over 2008) while living within cash flow. More importantly, we have the people and prospects in place today to grow production, while again living within cash flow, in 2010-2011.”

First Quarter 2009
For the first quarter of 2009, Newfield recorded a net loss of $694 million, or $5.35 per diluted share (all per share amounts are on a diluted basis). The loss reflects the following items:
•
a $1.3 billion ($854 million after-tax), or $6.59 per share, reduction in the carrying value of oil and gas properties due to significantly lower gas prices at the end of the first quarter of 2009. This non-cash adjustment resulted from the application of full cost accounting rules. Using the quarter-end natural gas price of $3.63 per MMBtu, the Company’s total estimated proved reserves were negatively impacted by approximately 400 Bcfe. The revision was primarily related to proved undeveloped reserves in the Mid-Continent and Rocky Mountain regions; and

•	a net unrealized gain on commodity derivatives of $73 million ($49 million after-tax), or $0.38 per share.

Without the effect of the above items, net income for the first quarter of 2009 would have been $112 million, or $0.85 per share.

Revenues in the first quarter of 2009 were $262 million. Net cash provided by operating activities before changes in operating assets and liabilities was $347 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

Newfield’s production in the first quarter of 2009 was 63 Bcfe. Capital expenditures in the first quarter of 2009 were $369 million.

Highlights
➢
Williston Basin Acreage Grows, Successful Drilling Results – Newfield recently added an additional 14,400 net acres in the Williston Basin of North Dakota. The Company has approximately 500,000 net acres, with nearly 200,000 acres in prospective development areas. Newfield has drilled 10 successful oil wells in the Williston Basin and gross operated production is approximately 4,800 BOPD. Recent drilling has been focused in North Dakota on the southern end of the Nesson Anticline. Results from the most recent wells are below:

o
The Gladys 1-9H is a Bakken completion with a 24-hour average gross initial production rate of 1,328 BOEPD. This was a 4,000’ lateral, located in McKenzie County, North Dakota. Newfield operates the well with a 48% working interest.

o
The Wisness 1-4H is a Bakken completion with a 24-hour average gross initial production rate of 1,256 BOEPD. This was a 4,400’ lateral, located in McKenzie County, North Dakota. Newfield operates the well with a 40% working interest.

o
The Moberg 1-29H is currently drilling. The well is expected to have an 8,500’ lateral completion. The well, located in McKenzie County, North Dakota, is operated by Newfield, with a 72% working interest.

➢	Mid-Continent Region Update – Gross operated production from the Mid-Continent division is about 400 MMcfe/d, or nearly 300 MMcfe/d net. Both metrics are recent Company records.

o
Stiles Ranch Field Achieves Record Production – Production from the Stiles Ranch Field, located in the Texas Panhandle, recently reached record gross production of 145 MMcfe/d. Newfield recently added a rig in the field and has three rigs drilling horizontal wells. Newfield has an approximate 80% working interest in the field.

o
Woodford Shale Update – Newfield recently released an operated rig in the Woodford and now has 11 operated rigs under term contract in the field, with six of the remaining rigs rolling off of term contract in 2009. The timing of rig contract expirations and the fact that more than 90% of the Company’s 165,000 net acres now held-by-production provide Newfield with operational flexibility in the second half of 2009. Due to the recent weakness in natural gas prices and a continued decline in service costs, Newfield has been intentionally slowing its pace of new well completions. Gross operated production in the Woodford is approximately 240 MMcfe/d. The average lateral length in 2009 is expected to be more than 5,000’ in length.

o
Mid-Continent Express to Improve Realized Gas Prices -- Beginning late in the second quarter of 2009, Newfield’s realized prices for Mid-Continent properties are expected to improve to 80-85% of the Henry Hub Index as the Company begins to utilize firm transportation agreements that provide guaranteed pipeline capacity at a fixed price to move this natural gas production to the Perryville, Louisiana markets.

➢
Monument Butte Update – Gross oil sales from Monument Butte, located in the Uinta Basin of Utah, are currently averaging about 19,000 BOPD, up from approximately 17,000 BOPD at year-end 2008. The increased sales volumes reflect improved demand for Black Wax crude. Differentials have narrowed recently to approximately $12 per barrel below WTI (including transportation expense). Newfield continues to run a three-rig program in the Monument Butte field area, which covers approximately 180,000 gross acres. Substantially all of the acreage is held by production.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated second quarter 2009 results, estimated 2009 capital expenditures, cash flow, production and cost reductions, drilling and development plans and the timing of activities, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

1Q09 Actual Results
	1Q09 Actual
	Domestic	Int’l	Total
Production/Liftings Note 1
Natural gas – Bcf	44.8	–	44.8
Oil and condensate – MMBbls	1.8	1.2	3.0
Total Bcfe	55.4	7.2	62.6

Average Realized Prices Note 2
Natural gas – $/Mcf	$5.48	$–	$5.48
Oil and condensate – $/Bbl	$97.34	$40.67	$74.42
Mcf equivalent – $/Mcfe	$7.55	$6.78	$7.46

Operating Expenses:
Lease operating
Recurring ($MM)	$47.6	$12.2	$59.8
per/Mcfe	$0.85	$1.70	$0.95
Major (workovers, repairs, etc.) ($MM) Note 3	$10.9	$0.2	$11.1
per/Mcfe	$0.20	$0.03	$0.18

Production and other taxes ($MM) Note 4	$6.7	$2.4	$9.1
per/Mcfe	$0.12	$0.34	$0.15

General and administrative (G&A), net ($MM)	$32.2	$0.2	$32.4
per/Mcfe	$0.58	$0.03	$0.52

Capitalized internal costs ($MM)			$(16.0)
per/Mcfe			$(0.26)

Interest expense ($MM)			$32.1
per/Mcfe			$0.51

Capitalized interest ($MM)			$(14.1)
per/Mcfe			$(0.22)

Note 1: Reflects approximately 2 Bcfe of deferred domestic gas production related to GOM storms.
Note 2: Average realized prices include the effects of hedging contracts. If the effects of these contracts were excluded, the average realized price for total gas would have been $3.48 per Mcf and the total oil and condensate average realized price would have been $35.66 per barrel.
Note 3: Domestic major expense of $4 million was recorded in the first quarter related to a non-operated well in deepwater GOM.
Note 4: Domestic production and other taxes includes refunds related to production and severance tax exemptions on some of our onshore wells.

2Q09 Estimates
2Q09 Estimates
	Domestic	Int’l	Total
Production/Liftings
Natural gas – Bcf	45.0 – 48.6	–	45.0 – 48.6
Oil and condensate – MMBbls	1.5 – 1.7	1.5 – 1.7	3.0 – 3.4
Total Bcfe	54.0 – 58.8	9.0 – 10.2	63.0 – 69.0

Average Realized Prices
Natural gas – $/Mcf	Note 1
Oil and condensate – $/Bbl	Note 2	Note 3
Mcf equivalent – $/Mcfe

Operating Expenses:
Lease operating
Recurring ($MM)	$46.2 - $51.0	$15.4 - $17.0	$61.6 - $68.0
per/Mcfe	$0.86 - $0.87	$1.66 - $1.71	$0.97 - $0.99
Major (workover, repairs, etc.) ($MM)	$10.0 - $11.8	$1.1 - $1.3	$11.1 - $13.1
per/Mcfe	$0.18 - $0.20	$0.12 - $0.14	$0.17 - $0.19

Production and other taxes ($MM)Note [4]	$14.5 - $16.1	$5.0 - $5.5	$19.5 - $21.6
per/Mcfe	$0.27 - $0.28	$0.54 - $0.56	$0.30 - $0.32

General and administrative (G&A), net ($MM)	$30.6 - $33.7	$1.4 - $1.6	$32.0 - $35.3
per/Mcfe	$0.57 - $0.58	$0.15 - $0.16	$0.50 - $0.52

Capitalized internal costs ($MM)			$(18.6 - $20.5)
per/Mcfe			$(0.28 – $0.30)

Interest expense ($MM)			$29.3 - $32.7
per/Mcfe			$0.46 - $0.48

Capitalized interest ($MM)			$(11.8 - $13.0)
per/Mcfe			$(0.18 - $0.20)

Tax rate (%)Note 5			36-38

Income taxes (%)
Current			14% - 16%
Deferred			84% - 86%

Note 1: Gas prices in the Mid-Continent, after basis differentials, transportation and handling charges, typically average 70 – 80% of the Henry Hub Index. Beginning late in the second quarter of 2009, our realized prices for Mid-Continent properties should improve to 80-85% of the Henry Hub Index as we begin to utilize our agreements that provide guaranteed pipeline capacity at a fixed price to move this natural gas production to the Perryville markets. Gas prices in the Gulf Coast, after basis differentials, transportation and handling charges, are expected to average $0.50 – $0.75 per MMBtu less than the Henry Hub Index.
Note 2: Oil prices in the Gulf Coast typically average 90 – 95% of NYMEX WTI price. Rockies oil prices average about $12 - $14 per barrel below WTI. Oil production from the Mid-Continent typically averages 85 – 90% of WTI.
Note 3: Oil in Malaysia typically sells at a slight discount to Tapis, or about 90% of WTI. Oil production from China typically sells at $8 – $10 per barrel below WTI.
Note 4: Guidance for production taxes determined using $45/Bbl oil and $5/MMBtu gas.
Note 5: Tax rate applied to earnings excluding unrealized gains or losses on commodity derivatives.

CONSOLIDATED STATEMENT OF INCOME (Unaudited, in millions, except per share data)	For the Three Months Ended March 31,
	2009	2008

Oil and gas revenues	$262	$515

Operating expenses:
Lease operating	71	59
Production and other taxes	9	51
Depreciation, depletion and amortization	159	157
General and administrative	32	32
Ceiling test writedown	1,344	—
Other	2	—
Total operating expenses	1,617	299

Income (loss) from operations	(1,355)	216

Other income (expenses):
Interest expense	(32)	(19)
Capitalized interest	14	13
Commodity derivative income (expense)	278	(321)
Other	3	3
	263	(324)

Loss before income taxes	(1,092)	(108)

Income tax benefit	(398)	(44)

Net loss	$(694)	$(64)

Loss per share:
Basic --	$(5.35)	$(0.50)

Diluted --	$(5.35)	$(0.50)

Weighted average number of shares outstanding for basic loss per share	130	129
Weighted average number of shares outstanding for diluted loss per share *	130	129

* Had we recorded net income for the three months ended March 31, 2009 and 2008, the weighted average number of shares outstanding for the computation of diluted earnings per share would have been 131 million for both periods.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited, in millions)	March 31, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$38	$24
Derivative assets	775	663
Other current assets	506	519
Total current assets	1,319	1,206

Property and equipment, net (full cost method)	4,622	5,758
Derivative assets	203	247
Other assets	99	94
Total assets	$6,243	$7,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$1,044	$1,085

Other liabilities	108	92
Long-term debt	2,287	2,213
Deferred taxes	232	658
Total long-term liabilities	2,627	2,963

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	1,339	1,335
Treasury stock	(25)	(32)
Accumulated other comprehensive loss	(13)	(11)
Retained earnings	1,270	1,964
Total stockholders’ equity	2,572	3,257
Total liabilities and stockholders’ equity	$6,243	$7,305

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited, in millions)	For the Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(694)	$(64)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	159	157
Deferred tax benefit	(403)	(63)
Stock-based compensation	8	5
Ceiling test writedown	1,344	—
Commodity derivative (income) expense	(278)	321
Cash receipts (payments) on derivative settlements	211	(40)
	347	316
Changes in operating assets and liabilities	2	(44)
Net cash provided by operating activities	349	272

Cash flows from investing activities:
Additions to oil and gas properties and other, net	(414)	(501)
Net (purchases) redemptions of investments	7	46
Net cash used in investing activities	(407)	(455)

Cash flows from financing activities:
Net proceeds under credit arrangements	73	—
Other	(1)	13
Net cash provided by financing activities	72	13

Increase (decrease) in cash and cash equivalents	14	(170)
Cash and cash equivalents, beginning of period	24	250

Cash and cash equivalents, end of period	$38	$80

Explanation and Reconciliation of Non-GAAP Financial Measures
Earnings Stated Without the Effects of Certain Items
Earnings stated without the effects of certain items is a non-GAAP financial measure. Earnings without the effects of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effects of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the first quarter of 2009 stated without the effects of certain items to net loss is shown below:
1Q09
(in millions)
Net loss	$(694)
Ceiling test writedown	1,344
Net unrealized gain on commodity derivatives (1)	(73)
Income tax adjustment for above items	(465)
Earnings stated without the effect of the above items	$112

(1) The determination of “Net unrealized gain on commodity derivatives” for the first quarter of 2009 is as follows:

1Q09
(in millions)
Commodity derivative income	$278
Cash receipts on derivative settlements	(211)
Option premiums associated with derivatives settled during the period	6
Net unrealized gain on commodity derivatives	$73

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities
Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by (used in) operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

1Q09
(in millions)
Net cash provided by operating activities	$349
Net change in operating assets and liabilities	(2)
Net cash provided by operating activities before changes in operating assets and liabilities	$347